For the fiscal year ended (a) April 30, 1997
File number: 811-4930

                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders

     A  Special  Meeting of Shareholders was held on October  30,
1996.   At  such meeting the shareholders approved the  following
proposals:

     a) Approval of the election of Edward D. Beach, Eugene C. Dorsey, Delayne D. Gold, Robert F. Gunia, Harry A. Jacobs, Jr., Donald D. Lennox, Mendal A. Melzer, Thomas
          T. Mooney, Thomas H. O'Brien, Richard A. Redeker, Nancy
          H. Teeters, and Louis A. Weil as Directors of the Fund each to hold office until the earlier to occur of (i) the next meeting of Shareholders at which Directors are elected and until his or her successor shall have been duly elected and shall have qualified or (ii) their terms expire in accordance with the Fund's retirement policy.


     b) Approval of an amendment of the Fund's fundamental investment restriction regarding investment in shares of other investment companies which would allow the Fund to invest up to 10% of its total assets in shares of other companies.

          Affirmative               Negative
          votes cast               votes cast          Abstain
          63,342,978               3,795,309           3,828,292


     c) Approval of an amendment of the Fund's fundamental investment restriction regarding unseasoned issuers which would prohibit the Fund from purchasing any security if as a result the Fund would have more than 5% of its total assets invested in securities of companies less than three years old.

          Affirmative               Negative
          votes cast               votes cast          Abstain
          61,026,171               5,522,333           4,418,075


     d) Approval of an amendment of the Fund's investment restriction to permit an increase in the borrowing capabilities of the Fund which would allow the Fund to borrow up 33 1/3% of the value of its total assets.

          Affirmative               Negative
          votes cast               votes cast          Abstain
          60,690,174               5,784,514           4,491,891

     e) Approval of the selection of independent accountants for the Fund conditioned upon the right by vote of a majority of such Fund's outstanding voting shares at any meeting called for the purpose to terminate such employment forthwith without penalties.

          Affirmative               Negative
          votes cast               votes cast          Abstain
          71,910,326               1,203,032           3,059,785